Exhibit 99.1

YAYYO, INC. ANNOUNCES INTENTION TO VOLUNTARILY DELIST ITS COMMON STOCK FROM THE NASDAQ CAPITAL MARKET EFFECTIVE FEBRUARY 20, 2020

YayYo Common Stock Expected to be Quoted on OTCQB

BEVERLY HILLS, Calif., Feb. 10, 2020 (GLOBE NEWSWIRE) — YayYo, Inc. (NASDAQ: YAYO) (the “Company” or “YayYo”) today announced its intention to voluntarily delist its common stock from the NASDAQ Stock Market (“NASDAQ”) effective on February 20, 2020. The Company expects that its common stock will be approved for quotation on the OTCQB from and after that date. The Company has elected to effect the voluntary delisting of its common stock after discussions with NASDAQ’s staff and based on the determination of the Company’s board of directors that voluntarily delisting the common stock from the NASDAQ is in the best interests of the Company and its stockholders. Nasdaq has advised the Company that it believes that the Company has failed the conditions for continued listing of its common stock set forth in Listing Rule 5250(a). The voluntary delisting will permit the Company to operate its business free from restrictions imposed by NASDAQ rules and the conditions applicable to the listing of the Company’s common stock on the NASDAQ.

The Company has notified NASDAQ of its intent to voluntarily delist its common stock from the NASDAQ. The Company currently anticipates that it will file with the Securities and Exchange Commission a Form 25 relating to the delisting of its common stock on or about February 20, 2020 and expects the delisting of its common stock to be effective ten days thereafter. The purpose of the Form 25 filing is to effect the voluntary delisting from the NASDAQ of the Company’s outstanding common stock. The Company does not expect the delisting to have any adverse effects on its business operations.

About YayYo, Inc.

YayYo bridges the gap between rideshare drivers needing a suitable vehicle and rideshare companies that depend on attracting and keeping drivers. YayYo uniquely supports drivers in both the higher and lower economic categories with innovative policies and programs. YayYo seeks to become the preeminent provider of rental vehicles to drivers in the ever-expanding ridesharing economy. For more information about YayYo, please visit our website at www.yayyo.com.

Company Contact:

Boyd Bishop

President

investors@yayyo.com

Investor Relations Contact:

Sean Mansouri, CFA or Cody Cree

Gateway Investor Relations

949-574-3860
YAYO@gatewayir.com